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Exhibit 15
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The Board of Directors
Duke Realty Investments, Inc.




Gentlemen:

RE:  Registration Statements Nos. 33-64567, 33-64659, 33-55727,
333-04695, 333-24289, 333-26833, 333-49911, 333-39965, 333-50081
and 333-26845

With   respect  to  the  subject  registration  statements,   we
acknowledge our awareness of the use therein of our report dated
August 5, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
August 11, 1998